Patent Transfer Agreement

Transferee：Harbin Hainan Kangda Cactus Hygienical Foods Co., Ltd (Party A)

Transferor: Heilongjiang Yatai Bio Development and Research Institute (Party B)

According to this agreement, Party B shall transfer the patent registration of cactus cattle feed, cactus hog feed and cactus fish feed to Party A, and Party A shall purchase the aforementioned patents. Based upon friendly negotiation, the two parties reach the following specified agreement.

I. Patents to be transferred

i. Patents of cactus cattle feed, cactus hog feed and cactus fish feed (invention, utility model and appearance designs)

ii. Inventor / designer: Wenhui Sui

iii. Patent holder: Heilongjiang Yatai Bio Development and Research Institute

ⅳ. Licensing Date: February 27th , 2008, August 27th , 2008 and July 30th , 2008

ⅴ. Patent No.: ZL200410043748.6, ZL200410043748.3, ZL200510009756.3

ⅵ. Patents expiration: 20 years.

II.  Party A guarantees to perform the original Patent utilizing agreement after this agreement is executed, if have any. Then, Party A should succeed to the rights and obligations of Party B in the original Patent utilizing agreement ..

III. i.  To ensure that Party A to have the patents and can use effectively, Party B should deliver the following technical material to Party A:

1. All patent application documents delivered to Patent Office of China include instruction book, right-claiming document, attached diagram, abstract and summary with photos, letters of request, view statements, the bibliographic change, approval of restoration of rights after rights are lost, and proxy statements, etc (all PCT application documents should be included, if PCT is applied).

2. All documents sent to Party B by Patent Office of China, including acceptance notification, intermediate documents, Authorization Decision Statement, certificate of patent and copies, etc.

3. Patent utilizing agreement that Party B has signed with others including agreement attachments, if have any.

4. Valid evidence documents issued by Patent Office of China, which are the recent patent annual fee payment statement (or Patent Register list made by Patent Office), and decisions that maintain patent effective which are made by Patent Office of China or Patent Reexamination Committee or People's Court when Patent is revoked or invalid.

5. Transfer approval documents that are made by higher authorities or the department of State Council which is in charge.

ii. Time of delivery of the materials

Once the agreement is executed, Party B shall deliver all the materials listed in i. to Party A in 3 days after Party B receives the (first part of) payment, or in 10 days after the agreement is executed, Party B shall deliver all (or part of) the materials listed in i. to Party A. If the materials are in partial, Party B shall deliver the rest materials to Party A in 5 days after Party A pays the (first part of) payment.

iii. Mode of materials delivery and the site of delivery

Party B shall deliver all the above-mentioned materials to Party A by ways of hand-delivery, mail, over-night delivery, etc. A list of materials should also be delivered to Party A. The site of delivery shall be the location of Party A or somewhere is agreed by the two parties.

IV. Party B shall transfer the patent registration to Party A in 30 days after the first part of payment of the transfer fees.

V. To guarantee that Party A utilizes the patents effectively, Party B should also transfer technical know–how information which is related to the patents to Party A.

VI. Party B guarantees to Party A that the following defects will not exist in the patent when the agreement is executed.

1. The patents are bound by property or mortgage.

2. Utilization of the patents are limited by another current patent right.

3. First use right of the patent.

4. Compulsory license.

5. Situations that government adopts “Promote the licensing scheme”

6. Get the patents illegally.

Upon the execution of the agreement, if Party B does not inform Party A of the above mentioned faults, if any. Party A has rights to refuse to pay for the use of the patents, and have rights to claim to be reimbursed by Party B of the related additional expenses.

VII.

According to Section 50 of the Patent Law, after the execution of this agreement, when Party B’s patent is revoked or declared invalid, and if there is no obvious violation of this agreement. Then neither will Party B return the transfer fee to Party A nor will Party A return the entire materials to Party B.

If this agreement is not made under the principle of fairness, or Party B intentionally causes damages to Party A, then Party B should return the transfer fee to Party A.

If when a third party’s claim to revocation of the patent to the Patent Office, or request the Patent Reexamination Committee to declare the patent invalid, or refuse to accept the Committee’s arbitrament to the patents then file a suit with a people’s court, Party A should take the responsibility to defense and undertake all the fees occurred if under the circumstance.

VIII.

The amount and the form of payment of the patents are as follows:

1. The total amount of the patent transfer fee is: 54,112,700 RMB.

2. The payments are to be made in installments, 25% at the end of January, 2010, 25% at the end of March, 2010, 30% at the end of June, 2010 and 20% at the end of August, 2010.

3. For both parties are Chinese citizens and legal persons, tax related to the transfer fee in the agreement should be paid by Party B according to the Tax Law of People’s Republic of China.

IX

Both parties’ rights:

1. Party A has the rights to further improve the patents which purchased from Party B. The resulted advanced new technical achievements shall be owned by Party A.

2. Party B also has the rights to further improve the patents which have sold to Party A. The resulted advanced new technical achievements shall be owned by Party B.
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X

To Party B:

1. If Party B refuses to deliver all the materials specified in the agreement or refuses to transfer the patent registration to Party A, then Party A has the rights to terminate the agreement and requires Party B to return the transfer fee and to be reimbursed by 3% of the transfer fee as liquidated damages.

2. If Party B exceeds the time limit to transfer the patent registration to Party A without any justified reasons, Party B should pay Party A liquidated damages at 0.5% of the transfer fee every week. If it’s overdue for two months, Party A has the right to terminate the agreement and requires Party B to return the transfer fee.

To Party A:

1. If Party A fails to make payment, Party B has the rights recind the contract and request for the return of all the materials related to the patents, Party A is also subject to a 3% liquidated damages.

2. If Party A is late on its payments, there is a late fee of 0.5% of the unpaid transfer fee in the payment period for every 5 days. If Party A is 2 months late on its payments, then Party B has the rights to terminate the agreement and receive additional 1% of the total consideration as damages.

XI. Dispute Resolution

 (i) This agreement is subject to Chinese law and construed according to it.

 (ii) The disputes occurred in the process of implementation of the agreement could be settled by both parties through negotiation or the coodination conducted by related departments. If these approaches are fail, also can:

1. Submit to the Arbitration Committee for arbitration.

2. File a suit to the People’s court.

XII. Validity of the agreement

This agreement shall be effective upon the date that both parties or the legal representatives or the authorized representative sign and seal hereunder. The agreement has two copies, each party holds one. Both one have the same legal effect.

XIII.

This agreement shall be effective upon the signing date. During the implementation of the agreement, any change and modification should be determined by both parties after negotiation in written form. The amendment has the same effect as component of the entire agreement.

Transferor (seal)	Transferee (seal)

Legal representative (signature)	Legal representative (signature)

Date: January 2010	Date: January 2010